Company Contact:	Investor Relations
HearUSA, Inc.	Scott Liolios or Ron Both
Stephen J. Hansbrough	Liolios Group, Inc.
Chairman and CEO	info@liolios.com
Tel 561-478-8770, ext 132	Tel 949-574-3860

HearUSA Responds to Siemens SEC Filing

West Palm Beach, FL, January 18, 2011 – HearUSA, Inc. (NYSE Amex: EAR) responded this afternoon to statements made by Siemens Hearing Instruments, Inc. in a Schedule 13D filed by Siemens earlier today.

“We are very disappointed that Siemens has taken this negative and heavy-handed approach,” said Stephen J. Hansbrough, chairman and CEO of HearUSA. “We are also concerned that the statements made by Siemens in its Schedule 13D fail to provide all of the facts about our relationship with them and our position. We raised legitimate contract issues with our strategic partner concerning their approach to our commercial relationship in what we understood was a confidential discussion on December 22, 2010. In spite of our disagreement with their positions, we continued our attempts to resolve the commercial issues and we clearly advised Siemens of our commitment to meet our obligations to them.”

HearUSA plans to issue its fourth quarter and yearend full year financial results on or about March 24, 2011.  “We have not yet finalized our yearend financial statements and our audit is ongoing. We expect to report top line revenues for the fourth quarter of 2010 of approximately $21.5 million, bringing top line fiscal year revenues to approximately $83.4 million. We expect to report a loss for the quarter and the year. We have taken appropriate actions to realign our cost structure with our anticipated cash flows. Average daily order dollars in the first quarter of 2011 are running approximately 13% ahead of the year-ago quarter. HearUSA is confident that with the actions it has taken it will return to profitability in 2011, and we remain committed to growing shareholder value,” concluded Hansbrough.

About HearUSA

HearUSA, Inc. (NYSE Amex: EAR) is the recognized leader in hearing care for the nation's top managed care organizations through its network of more than 2,000 hearing care providers and 176 company-owned centers. HearUSA is the nation's only hearing care network accredited by URAC, an independent, nonprofit health care accrediting organization dedicated to promoting health care quality through accreditation, certification and commendation. HearUSA is also the administrator of the AARP Hearing Care Program, designed to help millions of Americans aged 50+ who have untreated hearing loss. For more information about HearUSA visit www.hearusa.com, or go to www.hearingshop.com for a wide selection of hearing related products available for purchase online.

Forward-Looking Statements

This press release contains a forward-looking statement within the meaning of the Securities Litigation Reform Act of 1995 that HearUSA will return to profitability in 2011. This statement involves certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statement, including such factors as the company's ability to control costs; the company’s ability to generate the expected cash flows from operations; the ability of the company to maintain unit sales of Siemens hearing aids; market demand for the company’s goods and services; changes in the pricing environment; general economic conditions in those geographic regions where the company’s centers are located; consumer confidence in the general economy; the impact of competitive products; and other risks and uncertainties described in the company’s filings with the Securities and Exchange Commission, including the company’s Form 10-K for the fiscal year ended December 26, 2009.